UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 3, 2013 (December 27, 2012)

Behringer Harvard Opportunity REIT I, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-51961	20-1862323
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

BHFS I, LLC, BHFS II, LLC, BHFS III, LLC and BHFS IV, LLC, the special purpose entity owners of a mixed-use development project located in Frisco, Texas, and indirect subsidiaries of Behringer Harvard Opportunity REIT I, Inc. (which may be referred to herein as the “Registrant,” the “Company,” “we,” “our” or “us”), are the borrowers under a loan agreement (the “BHFS Loan”) dated July 28, 2008, as amended through the Fifth Loan Amendment Agreement dated August 28, 2011, with Bank of America, N.A. (“Bank of America”), as administrative agent, and lender and with another lending institution that is party to the BHFS Loan.  In addition, BHFS Theater, LLC, the special purpose entity owner of an additional tract of land that serves as additional collateral for the BHFS Loan and an indirect subsidiary of the Company, is a borrower under a mortgage loan agreement (the “Theater Loan”) with Bank of America as administrative agent and sole lender.  BHFS I, LLC, BHFS II, LLC, BHFS III, LLC, BHFS IV, LLC and BHFS Theater, LLC are collectively referred to as the “BHFS Entities.”  We serve as guarantors for both the BHFS Loan and the Theater Loan.

The BHFS Loan matured on January 28, 2012 without an extension payment or payment of the outstanding principal balance of the loan, which constituted an event of default.  An event of default under the BHFS Loan constituted an event of default under the Theater Loan.  On February 9, 2012, as a result of the maturity default of the BHFS Loan, the lender accelerated the maturity of the Theater Loan.  The outstanding principal balance of the Theater Loan was not paid.  The outstanding principal balance of the BHFS Loan and the Theater Loan were approximately $43.8 million and $4.6 million, respectively, at the time of the defaults.

On June 13, 2012, the BHFS Entities and Behringer Harvard Frisco Square, LP, the special purpose entity that wholly owns the BHFS Entities (collectively, the “Debtors”), filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Eastern District of Texas, jointly administered under Case No. 12-41581.  On October 22, 2012, the Debtors filed a Joint Consolidated Plan of Reorganization (the “Plan”), which, after certain modifications and amendments, was confirmed by Order entered on December 20, 2012 and became effective on January 2, 2013 following satisfaction of certain conditions including modification and extension of the BHFS Loan and the Theater Loan as described below.

Pursuant to the Plan, on December 27, 2012, the Debtors entered into an amended and restated loan agreement related to the BHFS Loan.  The amended BHFS Loan matures in five years with one two-year extension available if certain conditions are met.  The amended BHFS Loan requires monthly payments of interest at LIBOR plus 300 basis points and monthly principal payments based upon a 30-year, 5% annual interest rate amortization schedule.

Also on December 27, 2012 and pursuant to the Plan, the Debtors entered into a modification of the Theater Loan and the maturity date was extended to February 1, 2018 with one two-year extension available if certain conditions are met.  The modified Theater Loan requires monthly payments of interest at LIBOR plus 300 basis points and monthly principal payments based upon a 30-year, 5% annual interest rate amortization schedule.

In conjunction with the Plan, the Company made an aggregate $16.5 million payment to partially pay down the principal of the BHFS Loan, and the lenders released all encumbrances related to the vacant land of approximately 46 acres owned by the BHFS Entities.  The BHFS Loan balance after the pay down is currently approximately $26.9 million.  The current balance of the Theater Loan is approximately $4.98 million. The BHFS Loan and the Theater Loan are cross-defaulted.

On December 27, 2012, in connection with the BHFS Loan amendment and the Theater Loan modification, the Company executed a new guaranty agreement with the lenders, which guarantees payment of principal, accrued interest and certain lender costs and expenses subject to a cap.  The amount of the cap is $11.2 million.  The guaranty cap may be reduced by voluntary principal repayments, as defined in the guaranty agreement.

Item 7.01                                           Regulation FD Disclosure.

On January 2, 2013, the United States Bankruptcy Court for the Eastern District of Texas issued a notice that the preconditions of the Plan described above have been satisfied and the Plan is effective as of January 2, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT I, INC.

Dated: January 3, 2013	By:	/s/ Andrew J. Bruce
Andrew J. Bruce
Chief Financial Officer